Exhibit 10.4

TECHNOLOGY LICENSE AND DEVELOPMENT AGREEMENT

This Technology License and Development Agreement (the “Agreement”) is made and entered into as of September 2, 2025 (subject to Section 10.1, the “Effective Date”), by and among LightSolver Ltd., an Israeli company with its principal place of business at Yigal Alon 94b, 14th floor, Tel Aviv, Israel (“LightSolver” or “LS”); and LPU Holdings LLC, a Delaware limited liability company with its principal place of business at 600 Lexington Avenue, 32nd Floor, New York, New York 10022 (“Newcorp”). LS and Newcorp are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, LS has developed and owns proprietary laser processing hardware units (LPUs) and technology based on the physical principles of a laser cavity, which utilizes laser physics’ inherent properties to perform rapid iterative operations, optimize constraint systems through built-in gain and loss mechanisms, and achieve high computational performance with minimal energy consumption;

WHEREAS, LS, Michael Vasinkevich and Nadav Kidron (collectively, the “Newcorp Founders”) entered into that certain binding term sheet dated as of April 30, 2025 (the “Term Sheet”), establishing a framework for strategic business collaboration to develop, commercialize, and monetize a revenue-generating cryptocurrency mining business through direct mining operations and/or equipment sales, specifically utilizing LS’s proprietary Machines and Technology (as such terms defined below);

WHEREAS, LS desires to grant to Newcorp, and Newcorp desires to obtain from LS, an exclusive license to use and commercialize the Machines and Technology solely for cryptocurrency mining applications, while preserving LS’s rights in all other fields, all during the Term, subject to and in accordance with the terms and conditions of this Agreement;

WHEREAS, Newcorp desires LS to perform certain development work to develop, customize, configure, and enhance its proprietary Machines and Technology for cryptocurrency mining applications, and LS desires to perform such work, for which Newcorp will pay LS Non-Recurring Engineering Fees as set forth herein;

WHEREAS, concurrently with the execution of the Agreement, (i) TNF Pharmaceuticals, Inc., a Delaware corporation (“TNFA”) will purchase from the owners of Newcorp (the “Acquisition Sellers”), and the Acquisition Sellers will sell to TNFA, one-hundred percent (100%) of the issued and outstanding equity of Newcorp pursuant to the MIPA (as defined below) (the “Acquisition”), and (ii) as consideration for such shares TNFA will, among other things, issue to the Acquisition Sellers that number of duly-authorized, fully-paid and non-assessable shares of TNFA’s Series I Convertible Preferred Stock that represents, immediately after issuance and on an as-converted basis, nineteen and nine-tenths percent (19.9%) of TNFA Common Stock; and

WHEREAS, in connection with the consummation of the Acquisition, Newcorp, as a wholly-owned subsidiary of TNFA, will deliver a cash payment and other contingent consideration (if any) to LS.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1.	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2.	“Business” means commercial enterprise of developing, commercializing, and monetizing a revenue-generating cryptocurrency mining business through direct mining operations and/or equipment sales utilizing the Machines and Technology.

1.3.	“Collaborators” means those employees, consultants, contractors or other Persons employed or engaged by LS to perform the LS’s Development Work in accordance with the Development Plan.

1.4.	“Common Stock Equivalents” means any securities of TNFA or its subsidiaries which would entitle the holder thereof to acquire at any time TNFA Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, TNFA Common Stock.

1.5.	“Completion Criteria” means the specific, measurable, and objective criteria for determining whether a Development Milestone has been successfully completed, as set forth in the Development Plan.

1.6.	“Completion Certificate” means the certificate substantially in the form attached hereto as Exhibit C that is executed by both Parties to confirm the successful completion of a Development Milestone.

1.7.	“Confidential Information” means all non-public, confidential or proprietary information of a Party, whether in oral, written, electronic or other form or media, whether or not such information is marked, designated or otherwise identified as “confidential,” and regardless of the manner in which it is disclosed, including, without limitation, all information concerning the Technology, Machines, LS IP Rights, past, present and future business affairs, products, services, research and development, designs, methods, processes, technical data, engineering information, financial information, procurement requirements, customer lists, business forecasts, sales and merchandising, and marketing plans, in each case to the extent non-public, confidential or proprietary.

1.8.	“Development Milestone” means a specific, discrete phase or achievement in the Development Plan that, when completed, may trigger payment of corresponding NRE Fee installments or actions as set forth in this Agreement.

1.9.	“Development Phase” means a major stage of development under the Development Plan, consisting of one or more Development Milestones.

1.10.	“Development Plan” means the plan for development of the Technology and Machines for cryptocurrency mining applications as set forth in Exhibit A to be attached hereto upon agreement of the Parties, which may include: (a) description of the Development Work to be performed; (b) Development Phases and Development Milestones; (c) Completion Criteria for each Development Milestone; (d) timelines; and (e) NRE Fees payment.

1.11.	“Development Work” means all engineering, design, research, development, customization, and testing activities performed by LS to develop and enhance the Technology and Machines specifically for cryptocurrency mining applications in accordance with the Development Plan.

1.12.	“Equity Offering” means the issuance and sale of the TNFA Common Stock or Common Stock Equivalents in a public or private offering after the Effective Date; other than (i) TNFA’s issuance of TNFA’s Series H convertible preferred stock to certain investors, being consummated concurrently herewith (the “Concurrent Equity Offering”), or (ii) an Exempt Issuance; provided, further, that Equity Offering shall include all proceeds received by TNFA from the exercise of any warrants issued by TNFA.

1.13.	“Equity Offering Proceeds” means, with respect to any Equity Offering, the aggregate proceeds received by TNFA from such Equity Offering.

1.14.	“Exempt Issuance” means the issuance and sale of (a) shares of TNFA Common Stock or options to employees, unaffiliated consultants, officers or directors of TNFA pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of TNFA’s board of directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to TNFA, (b) securities upon the conversion, exercise or exchange of securities outstanding as of the Effective Date which are exercisable or exchangeable for or convertible into shares of TNFA Common Stock, provided that such securities have not been amended since the date of the Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of TNFA, provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of TNFA and shall provide to TNFA significant benefits in addition to the investment of funds.

1.15.	“Fully-Diluted Basis” means, for purposes of determining the aggregate amount of issued and outstanding shares of TNFA as of any measurement time, the issued and outstanding shares of TNFA Common Stock and all Common Stock Equivalents as of such time, assuming the conversion, exchange and exercise of all outstanding warrants, options or other rights to receive shares of TNFA Common Stock on an as-converted-to-TNFA Common Stock basis, and all other securities convertible into or exercisable or exchangeable for shares of TNFA Common Stock on an as-converted-to-TNFA Common Stock basis; provided, however, Fully-Diluted Basis shall not include the shares underlying (i) out-of-the money options or warrants and/or (ii) any other convertible securities or shares of preferred stock that are not treated as stockholders’ equity on TNFA’s balance sheet, until and unless any of the securities described in the foregoing clauses (i) and (ii) have been converted, exercised or exchanged into TNFA Common Stock or into Common Stock Equivalents which are treated as stockholders’ equity on TNFA’s balance sheet, at which time all such shares and shares of TNFA Common Stock underlying any such Common Stock Equivalents will be deemed issued and outstanding TNFA Common Stock and included in any such calculation.

1.16.	“Improvements” means any and all improvements, modifications, enhancements, derivatives, or developments created, developed, conceived or acquired during the Term, whether by or on behalf of LS, Newcorp or any other Person, to the Technology; the Machines or Machine design, specifications, components, or manufacturing processes; or methods of utilizing, implementing, or deploying the Technology or Machines for cryptocurrency mining; but excluding Newcorp Developments.

1.17.	“LightSolver Patents” or “LS Patents” means any of the following, if included within the LS IP Rights and required for the exercise of the License: (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.18.	“LS IP Rights” means all intellectual property rights throughout the world, whether existing under statute or common law, including: (a) patents, patent applications and patent rights; (b) trademarks, service marks, trade names, logos and other brand identifiers; (c) copyrights, copyright registrations and applications; (d) trade secrets and confidential know-how; (e) mask works; (f) proprietary rights in software and data; and (g) any other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, in and to any of the following: (i) the Technology, (ii) the Machines and Machines’ design, (iii) Improvements, or (iv) any other invention, discovery, development, method, process, composition, work, concept or idea; but excluding the Newcorp Developments.

1.19.	“Machines” means LS’s proprietary laser processing hardware units (LPUs) specifically configured for cryptocurrency mining applications.

1.20.	“Market Capitalization” means, as of any Trading Day, the product of (a) the VWAP on such Trading Day, multiplied by (b) the total number of issued and outstanding shares of the TNFA Common Stock on such Trading Day.

1.21.	“Minimum Purchase Commitment” means the minimum number of Machines that Newcorp must purchase during each year of the Term, as shall be set forth by the Parties in the Machine Supply Agreement.

1.22.	“MIPA” means that certain Membership Interest Purchase Agreement, dated as of the date hereof, by and between Newcorp and TNFA.

1.23.	“Nasdaq” means the Nasdaq Capital Market.

1.24.	“Gross Revenue” means the gross revenue recognized in accordance with revenue recognition policy by Newcorp and/or Affiliates and/or Sublicensees from cryptocurrency mining operations using the Machines and Technology, the sale of Machines, or otherwise with the provision of products and/or services in connection with the foregoing.

1.25.	“Newcorp Developments” means solely those patentable or non-patentable cryptocurrency mining application layer software innovations independently developed by or on behalf of Newcorp (including in the context of performing any Development Work) during the Term, which are new developments and are related specifically to said software’s pure interface with the Machines (non-algorithmic).

1.26.	“Non-Recurring Engineering Fees” or “NRE Fees” means the total aggregate amount of US$ 8,500,000 (eight million and five hundred thousand) to be paid by Newcorp to LS as compensation for the Development Work performed by LS, which shall be paid in installments upon achievement of Development Milestones as set forth in the Development Plan.

1.27.	“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

1.28.	“Revenue Sharing” means the payments to be made by Newcorp to LS based on the percentages of Gross Revenue as set forth in Exhibit B.

1.29.	“SEC” means the United States Securities and Exchange Commission.

1.30.	“Technology” means LS’s proprietary intangible technology necessary or useful to utilize the Machines solely for cryptocurrency mining applications, including, without limitation: (a) all relevant software, algorithms, programs, know-how, techniques, source and use code and any other relevant intellectual property, know-how and technology as is owned or held by LS as of the Effective Date; (b) any Improvement therein or new development created during the Term, whether by LS, Newcorp and/or any other Person.

1.31.	“TNFA Common Stock” means TNFA’s common stock, par value $0.001.

1.32.	“TNFA Warrants” means whole warrants to purchase TNFA Common Stock, with each whole warrant exercisable for one TNFA Common Stock in customary format reasonably acceptable to LS.

1.33.	“Trading Day” means any day on which the Nasdaq is open for trading.

1.34.	“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the Pink Open Market, OTCQB or the OTCQX (or any successors to any of the foregoing).

1.35.	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the TNFA Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the TNFA Common Stock for such date (or the nearest preceding date) on the Trading Market on which the TNFA Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), or (b) in all other cases, the fair market value of a share of TNFA Common Stock as determined by an independent appraiser selected in good faith by LS of a majority in interest of the TNFA Common Stock then outstanding and reasonably acceptable to Newcorp, the fees and expenses of which shall be paid by Newcorp.

2.	LICENSE GRANT

2.1.	Exclusive License. Subject to the terms and conditions of this Agreement, and upon payment of the Acquisition Consideration set forth in Section 7.6, LS hereby grant to Newcorp an exclusive, worldwide, revocable, non-transferable, sublicensable (as set forth in Section 2.4) license effective until the end of the Term (“License”) under the LS IP Rights and limited to (a) use the Machines including the Technology and any Improvements incorporated therein, solely as installed, deployed and configured by LS, and solely as an end user of said Machines for the purpose of cryptocurrency mining applications, specifically, to perform computational operations that verify blockchain transactions in direct exchange for cryptocurrency rewards; (b) market, distribute, resell, or lease Machines incorporating the Technology to third-parties solely and specifically for such third parties end-use activity described in subsection (a); and (c) provide T1 (first tier) support to customers of the Machines as described in (b) above, as shall be further determined by the Parties under the Machine Supply Agreement (collectively, the “License Scope”).

The License Scope expressly excludes all uses which are not specifically and directly involve cryptocurrency mining applications, and all other uses not expressly permitted hereunder. It is hereby clarified that LS retains all rights to use, license, and commercialize the Technology and the Machines for any and all applications, fields, and purposes outside of the License Scope.

2.2.	Customer Agreement. Any grant of rights by Newcorp for its customers to access and use the Machines (and Technology as incorporated therein) in accordance with the License set forth in Section 2.1(b) shall be formalized through a written agreement between Newcorp and the respective customers. Each customer agreement shall incorporate provisions regarding rights, restrictions, and ownership that are consistent with those contained herein, and shall not include any terms or conditions that may adversely affect LS’s rights and protection under this Agreement. Newcorp (including its employees, personnel, end-users, subcontractors, other representative and anyone acting on its behalf) shall comply with, and shall obtain its customers consent to license terms not exceeding the License Scope as well as to the License Restrictions set forth hereunder. Newcorp shall be liable to LS for customer’s act or omission in breach of the License Scope and License Restrictions in the event that the relevant Newcorp customer agreement permits or does not restrict such an action on behalf the end customer or otherwise is in violation of the terms of this Section 2.2.

2.3.	Restrictions. Newcorp shall not (directly or indirectly through its third parties) and shall not permit any of its customers or any other third parties to: (a) use the Technology and the Machines for any purpose outside the License Scope; (b) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code, structure, design, or method of operation of the Technology and/or the Machines and/or any part thereof; or (c) modify, adapt, or create derivative works of the Technology and/or the Machines, except as expressly permitted under this Agreement or with the prior written consent of the LS; (d) remove, alter, or obscure any proprietary notices (including copyright and trademark notices) on or in the Technology and the Machines; (e) use the Technology and/or the Machines in any manner that infringes, misappropriates, or otherwise violates any third-party rights; (f) use the Technology and/or the Machines to develop any product or service that competes with LightSolver’s products and services including outside the field of cryptocurrency mining; (g) use the Machines and Technology for any way that violates applicable laws or regulations; or (h) assist any third party in doing any of the foregoing.

2.4.	Subcontracting. Newcorp shall have the right to engage one or more subcontractors, distributors, resellers or similar intermediaries in connection with the performance of its activities under this Agreement (the “Subcontractors”), provided that Newcorp will remain liable to LS for any acts or omissions of said Subcontractors. In the event that Newcorp wishes to grant sublicenses under the License to third parties who are not Subcontractors, it may do so subject to the following terms: (i) the proposed sublicense shall be consistent with and in any event no less protective than, the terms of this Agreement, (ii) Newcorp will provide an advanced draft of the proposed sublicense agreement to LS prior to execution, (iii) LS will have fifteen(15) business days to provide comments to the draft, (iv) Newcorp will consider such comments in good faith, but shall not be obligated to integrate them, and (v) Newcorp will provide a fully executed copy of the sublicense agreement to LS.

2.5.	No Ownership Rights. The License does not convey any ownership rights to Newcorp with respect to the LS IP Rights whatsoever, and no assignment or transfer of ownership in the LS IP Rights, including the Technology, shall occur under any circumstances. Newcorp acknowledges and agrees that LS is and will remain the sole and exclusive owner of all LS IP Rights. Newcorp shall not contest or challenge LS’s ownership of the LS IP Rights before any office, court or other tribunal or agency concerned with the registration of intellectual property rights.

2.6.	License Consideration. In consideration for the License granted hereunder, Newcorp shall pay to LS the Revenue Sharing payments set forth in Exhibit B.

2.7.	Marketing Quality Control. All marketing, advertising, and promotional materials that reference LS, or that use LS’s name, logo, trademarks, or other brand identifiers, shall: (a) comply with LS’s brand guidelines, as provided to Newcorp and updated from time to time; (b) be submitted to LS for review and approval at least five (5) business days prior to publication or use, provided that approval will be deemed granted unless LS responds during such time period; and (c) not be published or used without LS’s prior written approval, which approval in (a), (b), and (c) shall not be unreasonably conditioned, withheld, or delayed. Newcorp shall not make any false, misleading, or exaggerated claims regarding the Machines, Technology, or their performance in any marketing, advertising, or promotional materials. The Parties shall coordinate their marketing efforts related to the Machines and Technology, including aligning on key messaging and positioning.

2.8.	Trademarks. Newcorp agrees that an LS logo and/or mark (collectively, the “LS Mark”) compliant with LS’s brand guidelines may appear on the Machines provided by LS under the Machine Supply Agreement (as defined below) and Newcorp will not remove or permit the removal thereof. LS hereby grants Newcorp a non-exclusive, non-royalty bearing right and license worldwide to use the LS Mark coextensively with its rights to commercially exploit and deploy the Machines during the Term provided in Section 2.1.

3.	SUPPLY OF MACHINES

3.1.	Machine Supply Agreement. The Parties acknowledge and agree that they intend to negotiate in good faith a Machine supply agreement prior to the completion of Development Phase 2, as defined in the Development Plan, which shall govern all aspects of Machine supply, sufficiency of quality and quantity of Machines, pricing, delivery terms, support and maintenance terms, periodic supply projections, ordering procedures and lead times, and related matters (the “Machine Supply Agreement”), and will execute such agreement upon the successful completion of Development Phase 2. Until execution of the Machine Supply Agreement, initial supply terms (the “Initial Supply Terms”) will apply to orders for limited quantities of Machines for development, testing, and pilot purposes. The Initial Supply Terms shall be negotiated and mutually agreed upon by the Parties in good faith within sixty (60) days following the execution of this Agreement and, once agreed, will be added hereto as Exhibit E. Additional terms may be mutually agreed in writing by the Parties with respect to such initial supply. Notwithstanding the foregoing, should the Parties not agree on additional terms for the initial supply, nor reach agreement on the Machine Supply Agreement, the Initial Supply Terms will apply to the supply of the Machines until such time as the Parties agree to any modifications thereto or reach agreement on the Machine Supply Agreement.

3.2.	Minimum Purchase Commitment. Following execution of the Machine Supply Agreement, Newcorp shall purchase at least the minimum periodic purchase commitment of Machines as set forth in the Machine Supply Agreement. If Newcorp fails to meet such Minimum Purchase Commitment and any reasonable cure mechanism agreed to by the parties, LS may, at its option, convert the License to a non-exclusive license upon written notice to Newcorp, subject to the terms of the Machine Supply Agreement.

3.3.	Machine Pricing. The prices for Machines shall be as set forth in Exhibit D.

4.	INTELLECTUAL PROPERTY

4.1.	All LS IP Rights are and shall remain the sole and exclusive property of LS and automatically vest in LS, including without limitation: (a) all LS IP Rights existing as of the Effective Date; (b) all LS IP Rights developed or created during the Term whether by or on behalf of LS, Newcorp, or any other Person, including any Improvements; (c) all LS IP Rights resulting from or related to the Development Work performed by LS under Section 5; (d) all patents, patent applications, copyrights, trade secrets, trademarks, and any other form of intellectual property protection worldwide that protect, cover, or relate to the Technology and Machines. All Newcorp Developments are and shall remain the sole and exclusive property of Newcorp and automatically vest in Newcorp.

For clarity, payment of NRE Fees by Newcorp compensates LS for performing the Development Work but does not confer upon Newcorp any ownership rights in the LS IP Rights resulting from such Development Work. Newcorp’s rights to use any LS IP Rights resulting from the Development Work are governed solely by the License granted in Section 2.

Newcorp shall, and shall cause its employees, agents, and contractors to, execute all documents and take all actions reasonably requested by LS to effectuate LS’s ownership of LS IP Rights, including the filing and prosecution of patent applications, at the sole cost and expense of LS. LS shall, and shall cause its employees, agents, and contractors to, execute all documents and take all actions reasonably requested by Newcorp to effectuate Newcorp’s ownership of Newcorp Developments, including the filing, prosecution, defense, and enforcement of patent applications and other intellectual property rights, at the sole, out-of-pocket, cost and expense of Newcorp.

4.2.	As the exclusive owner of all LS IP Rights, LS shall have the sole right to register, maintain, and enforce all LS IP Rights, with reasonable cooperation from Newcorp where necessary (at LS’s sole cost and expense), at its sole expense. Newcorp shall promptly notify LS of any infringement or misappropriation of the LS IP Rights of which it becomes aware. LS shall have the exclusive right to determine whether to initiate legal proceedings to enforce the LS IP Rights.

4.3.	Notwithstanding the foregoing, if either Party obtains knowledge of any (i) infringement or misappropriation, anywhere in the world, of any LS IP Rights licensed hereunder or Newcorp Development, or (ii) an action by a third party alleging the invalidity, unenforceability or non-infringement of a LS Patent (collectively (i) and (ii), an “Infringement”), such Party shall promptly notify the other Party in writing to that effect. If LS does not, within ninety (90) days after its receipt or delivery of such a notice, commence a suit to enforce the applicable LS IP Rights against said Infringement, take other action to terminate such Infringement or initiate a defense against such Infringement, in such case, Newcorp shall have the right, but not the obligation, to commence such a suit or take such an action or defend against such Infringement at its own cost and expense (“Newcorp Enforcement”); provided, however, that such Infringement (i) having a material adverse effect on the Business, or (ii) causing substantial harm to Newcorp or its interests, each in the Business, pursuant to the terms of this Agreement ((i) and (ii), each “Business-Related Infringement”). In such event, LS shall take appropriate and reasonable actions in order to enable Newcorp to commence a suit or take the actions set forth in the preceding sentence. In any enforcement action by either Party for Business-Related Infringement , such Party shall be entitled to the sums recovered in such an action or dispute LS may at any time, upon reasonable written notice to Newcorp, assume control over the Newcorp Enforcement, provided that such an assumption of control does not prejudice Newcorp’s or LS’s rights and ability to enforce against the Business-Related Infringement in any way and that, as condition for LS assuming control as aforesaid, LS must first reimburse Newcorp for any costs and legal fees incurred with respect to the Newcorp Enforcement and undertake to pay any subsequent costs and legal fees related to the Newcorp Enforcement. In such event LS shall be entitled to the sums recovered in such a Newcorp Enforcement and may not terminate or settle the Enforcement Action without the prior written consent of Newcorp - such consent not to be unreasonably conditioned, withheld, or denied.

4.4.	LS shall notify Newcorp of any decision to cease filing, prosecution and/or maintenance of any necessary or useful LS Patents for the License hereunder. LS shall provide such notice at least 30 days prior to any final filing or payment due date, or any other due date that requires action, in connection with such LS Patent. In such event, LS shall permit Newcorp, at its discretion and at its sole cost, to continue prosecution or maintenance of such LS Patent. Newcorp’s prosecution or maintenance of such LS Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such LS Patent. In such event, LS shall take appropriate actions in order to enable Newcorp to commence a suit or take the actions set forth in the preceding sentence.

4.5.	Notwithstanding anything to the contrary, LS shall make patent prosecution decisions (such as the filing of continuation and decisional applications, abandoning an application, changing claims in the course of prosecution or contentious proceedings, electing inventions, and presenting arguments in the course of prosecution of contentious proceedings) and file patent applications, at its sole discretion.

4.6.	LS shall provide Newcorp with a copy of (i) all proposed responses and submissions for LS Patent to any patent authority at least 30 days in advance of filing, and (ii) all material documents exchanged between any Patent Office or patent authority and LS and/or its attorneys in connection with the prosecution, maintenance, and defense of the LS Patents under its control, including briefs, office actions, examinations, and correspondence. Newcorp shall have the right provide recommendations as to any said proposed response or submission and LS and its counsel shall consider all such recommendations in good faith before revising and filing each such submission to a patent authority.

4.7.	LS and Newcorp’s rights and obligations in Sections 4.4 – 4.6 shall be reversed, mutatis mutandis, in the event that Newcorp takes control over the maintenance or enforcement of any LS IP Rights as aforesaid and strictly to such an extent.

4.8.	Escrow Arrangements.

4.8.1.	Within ninety (90) days following the execution of this Agreement, the Parties shall enter into an escrow agreement with a mutually agreed escrow agent (the “Escrow Agent”), in the form and substance mutually acceptable to the Parties (the “Escrow Agreement”), according to which LS shall, within thirty (30) days following the successful completion of all Development Phases under the Development Plan, deposit into escrow the production and assembly documentation files and materials (including all reasonably necessary software in object and source code) for Machine operation, including technical specifications for routine maintenance, operational manuals and documentation, and interface protocol necessary for cryptocurrency mining operations, all solely as necessary for Newcorp to maintain and operate the Machines for cryptocurrency mining applications as licensed in this Agreement (the “Escrowed Material”). LS shall update the Escrowed Material on a current basis to reflect all Improvements thereto on a semi-annual basis. Newcorp shall have the right to cause the Escrow Agent to inspect the Escrowed Material so deposited to confirm compliance with this section. Newcorp will assume the out-of-pocket cost and expense associated with the Escrow Agreement and the foregoing arrangements.

4.8.2.	The Escrowed Material shall be released from escrow to Newcorp only upon the occurrence of (i) a material and persistent breach by LS of its obligations under mutually agreed service level obligations to support and maintain Machines (set forth in writing under the Machines Supply Agreement or related service level agreement) which is not cured within 60 days of receipt of Newcorp’s written notice thereof, and provided that such breach: (a) results in Machines in such number having a material adverse effect on the Business, being substantially inoperable for their intended cryptocurrency mining purpose for a continuous period exceeding sixty (60) days despite Newcorp’s commercially reasonable mitigation efforts or despite workaround provided by or on behalf of LS; (b) cannot be addressed through alternative support arrangements of LS’ third-party subcontractors; and (c) is not due to Newcorp’s misuse, modification, or failure to follow operating procedures, or due to any force majeure event, or (ii) LS board of directors resolves to either wind down the LS operations or ceases to conduct business, or (iii) commencement of a bankruptcy or insolvency proceeding against LS which is not dismissed within 90 days following initiation thereof. Upon any request as aforesaid by Newcorp, the procedures set out in the Escrow Agreement shall be followed. If the Escrowed Material is properly released from escrow to Newcorp, Newcorp shall be automatically granted, free of charge, a non-exclusive, non-transferable, limited license to use, the Escrowed Material solely for the purpose of continuing to exercise its rights under the License with respect to (i) the maintenance and operation of the Machines already in Newcorp’s possession; (ii) continuing cryptocurrency mining operations using such Machines; (iii) and providing basic maintenance support to existing end-use customers. Such license explicitly excludes any right to: manufacture new Machines, modify or develop the Technology, use the Technology for any purpose other than cryptocurrency mining, or sublicense the Escrowed Materials. Such limited license shall continue only for the remaining useful life of the Machines in Newcorp’s possession at the time of the Escrowed Materials release (“Escrow License Term”). All Revenue Sharing obligations under this Agreement shall continue in full force and effect during the Escrow License Term for any revenue generated using the Escrowed Materials. As each Machine reaches the end of its useful life, the license rights with respect to that Machine shall automatically terminate. No new Machines may be manufactured or acquired for use under this escrow license. The release of Escrowed Materials shall not prejudice any other rights or obligations of the Parties under this Agreement, including LS’s ownership of all LS IP Rights and Newcorp’s payment obligations. All of the foregoing shall be subject to the regulatory requirements under the Israeli Law for the Encouragement of Research and Development in Industry – 1984.

4.8.3.	Immediately following the execution of the Escrow Agreement, LS shall apply to the Israel Innovations Authority (the “IIA”) for the approval of the Escrow Agreement and the arrangements set out herein. Prior to submitting the application, LS shall provide an advance copy of such application to Newcorp whose counsel will have the right review and provide comments on the application, which comments shall be considered by LS in good faith. LS will update Newcorp on a current basis regarding material communications and correspondence with the IIA regarding the application and will provide a copy of the approval received from the IIA. LS will otherwise comply with the rules, directives, regulations and laws applicable to LS with respect to the escrow arrangements contemplated herein.

5.	DEVELOPMENT

5.1.	Development Work. LS shall perform the Development Work in accordance with the Development Plan and the terms and conditions of this Agreement. The Parties shall act promptly and use reasonable best efforts to mutually agree on a Development Plan to be attached as Exhibit A. LS shall use its reasonable best efforts to complete the Development Work according to the timelines set forth in the Development Plan. LS shall be solely responsible for all costs, expenses, labor, materials, and resources required to perform the Development Work, which are compensated by the NRE Fees. The Development Plan may be modified from time to time by mutual written agreement of the Parties. Any material modifications to the Development Plan shall require the approval of LS.

5.2.	Collaborators. LS shall engage qualified Collaborators to perform the Development Work in accordance with the Development Plan. LS shall enter into written agreements with such Collaborators, which shall be consistent with the terms of this Agreement, and shall remain liable to Newcorp for the performance of all of its obligations under this Agreement.

5.3.	Development Milestone Verification.

5.3.1.	The completion of each Development Milestone in the mutually agreed Development Plan in Exhibit A shall be verified in accordance with the following procedures: (a) when LS believes a Development Milestone has been successfully completed, LS shall notify Newcorp in writing; (b) within fifteen (15) business days after receipt of such notice, the JSC shall inspect and test the Technology and/or Machines, as applicable, to verify that the Development Milestone has been successfully completed in accordance with the applicable Completion Criteria; (c) if the JSC determines that the Development Milestone has been successfully completed, the Parties shall execute a Completion Certificate; (d) if the JSC determines that the Development Milestone has not been successfully completed, Newcorp shall provide LS with a written description of the deficiencies; and (e) in such event, LS shall correct the deficiencies within reasonable timeframe (which in any case, shall not exceed sixty (60) days) and resubmit the Development Milestone for verification. This process shall repeat no more than one additional time, and thereafter – if LS failed to correct any deficiencies with the applicable Development Milestone – Newcorp has the right to terminate this Agreement upon providing written notice to LS. Upon such termination, NRE Fees previously paid for completed and accepted Development Milestones shall remain non-refundable – subject, however, to the arrangements set out in Section 10.5. For the specific Development Milestone that failed verification as set forth in this Section 5.3.1 above, Newcorp shall be entitled to a refund calculated as follows: the NRE Fee amount allocated to such failed Development Milestone, less any documented costs actually incurred or irrevocably committed to (even if not yet expended) by LS in attempting to achieve such Development Milestone, including, for example, human resources remuneration and related expenses, payments to third-party vendors, non-refundable deposits for equipment, or irrevocable commitments, and materials and equipment procured for such Development Milestone, provided that LS provides reasonable documentation of such costs to Newcorp.

5.3.2.	A Development Milestone shall be deemed successfully completed only upon execution of a Completion Certificate by both Parties or upon resolution of any dispute regarding completion in favor of LS.

5.3.3.	LS shall (i) provide Newcorp with periodic written reports (“Development Reports”) not less than once per month concerning all material activities undertaken in respect of the Development Plan, (ii) keep Newcorp informed on a timely basis concerning all material progress in the Development Plan, and (iii) at Newcorp’s reasonable written request, from time to time, provide Newcorp with information relating to the progress of the Development Plan. If progress in respect of the Development Plan differs from that anticipated in the Development Plan or a preceding Development Report, LS shall endeavor to explain, in its Development Report, the reason therefor and shall prepare a modified Development Plan. LS shall also make reasonable efforts to provide Newcorp with any reasonable additional data that Newcorp reasonably requires to evaluate the performance of LS hereunder.

5.4.	Project Management.

5.4.1.	Formation. Within 30 days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to oversee and coordinate the performance of the Development Plan. Each Party shall appoint 2 representatives to the JSC, each of whom is an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives upon written notice to the other Party provided that such replacement meets the requirements set forth above.

5.4.2.	Powers; Decision Making. Notwithstanding anything to the contrary in this Agreement, the JSC shall have ultimate and final decision-making authority with respect to the performance of the Development Plan, including but not limited to the direction, scope, prioritization, and execution of the Development Work. In the event of any dispute or disagreement between the Parties concerning the direction of the implementation and performance of the Development Plan, the suitability and performance of any employee of LS to continue on the Development Work, and any other matter relating to the Development Plan, such dispute shall be submitted to the JSC for resolution, and the decision of the JSC shall be final and binding on the Parties. All decisions of the JSC shall be made by a majority vote, with each representative having one (1) vote; provided, however, that in the event of a deadlock over a material aspect regarding the implementation and performance of the Development Plan including suitability of any LS employee for the Development Work and any matter relating to changes in the Development Plan, the representatives of Newcorp shall have a deciding vote acting in good faith.

5.4.3.	Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once per calendar quarter. Meetings of the JSC may be held in person, by video teleconference.

5.5.	Cryptocurrency Experts, Training and Support.

5.5.1.	Newcorp shall engage and make available to the Business a cryptocurrency expert (the “Cryptocurrency Expert”) who shall assist in the development of the Business throughout the Term of this Agreement.

5.5.2.	The Cryptocurrency Expert shall: (a) have substantial experience and expertise in cryptocurrency mining operations, blockchain technology, and related fields; (b) dedicate sufficient time to the Business to fulfill their role in the development of the Technology and Machines for cryptocurrency mining applications; (c) contribute to the planning and execution of the Development Plan; (d) provide technical feedback and industry insights to enhance the development of the Technology and Machines for optimal performance in cryptocurrency mining applications; (e) assist in evaluating market conditions, trends, and opportunities relevant to the Business; and (f) collaborate with LS’s Collaborators to ensure alignment between market requirements and technological capabilities.

5.5.3.	Newcorp shall be responsible for all costs associated with engaging the Cryptocurrency Expert, and such costs shall not be included in the calculation of the NRE Fees under Section 7.

5.5.4.	Training. LS will provide training to Newcorp’s personnel in connection with the operation, marketing, sale, maintenance and support of the Machines and Technology. Such training will be provided at least twice per year for two-day sessions at mutually convenient times and locations at no additional charge to Newcorp. Each party will bear its own travel, lodging and food expenses related to such training.

6.	ADDITIONAL SUPPORT.

Upon Newcorp’s reasonable request and subject to pre-existing confidentiality obligations, LS will make the following information and material reasonably available to Newcorp: (i) relevant data, information, and documents regarding the Technology, the Machines and Improvements, namely user and technical manuals, advertising and marketing information, , all as are reasonably necessary for the exercise of the License, and which are in LS’s possession or control; and (ii) periodic updates (to be made no less than once every calendar quarter) concerning the existence of any material and commercially finalized Improvements necessary or useful for the Business, or material regulatory issues with respect to the Technology, the Machines and Improvements (including correspondence with applicable regulatory authorities anywhere in the world).

7.	COMPENSATION AND PAYMENT

7.1.	NRE Fees. Newcorp shall pay LS the NRE Fees in installments as set forth in the Development Plan. Upon the successful completion (and execution of a Completion Certificate or a determination by a competent court or arbiter that such should have been issued) of each applicable Development Milestone, the applicable installment of the NRE Fees for the next applicable Development Milestones will be remitted, all with the specific payment schedule set forth in the Development Plan. Upon execution of a Completion Certificate for the applicable Development Milestone, Newcorp shall pay the corresponding next NRE Fee installment to LS within 30 days. All NRE Fees are non-refundable regardless of any subsequent events, including termination of this Agreement, but subject to the provisions of Section 5.3.1 above.

7.2.	Revenue Sharing. In consideration of the License granted under Section 2, Newcorp shall pay LS Revenue Sharing as calculated in accordance with Exhibit B. Revenue Sharing payments shall be calculated quarterly and paid within thirty (30) days after the end of each calendar quarter.

7.3.	Reporting. Each of Newcorp and TFNA shall maintain complete and accurate records of all revenue from the Business and other Milestone Events (as listed in Section 7.7 below) and applicable, and shall provide LS with detailed quarterly revenue reports within fifteen (15) days after the end of each calendar quarter. Such reports shall include, as applicable to each of Newcorp and TFNA: (a) gross revenue by source and type; (b) if applicable, all deductions claimed in calculating Revenue Sharing; (c) a detailed calculation of the Revenue Sharing payment due; (d) Contingent Consideration Events; and (e) copies of relevant financial statements and revenue documentation. Upon reasonable notice and prior coordination, and no more than once every six (6) months, LS shall have the right to audit Newcorp’s relevant records to verify the accuracy of Revenue Sharing payments or other payments due in accordance with Section 7.7 below.

7.4.	Invoicing and Payment.

7.4.1.	LS shall invoice Newcorp for: (a) NRE Fee installments upon execution of the applicable Completion Certificate; (b) Revenue Sharing payments (after crediting as provided in Section 7.2) within fifteen (15) days after the end of each calendar quarter.

7.4.2.	Newcorp shall pay each undisputed invoice within thirty (30) days after receipt.

7.4.3.	If Newcorp disputes any invoice or portion thereof, Newcorp shall notify LS in writing within fifteen (15) days after receipt of the invoice, specifying the disputed amount and the basis for the dispute. The Parties shall work in good faith to resolve any disputes as promptly as possible. Newcorp shall pay any undisputed portion of the invoice in accordance with Section 7.4.2.

7.5.	Taxes. All NRE Fees and Revenue Sharing payments are exclusive of taxes. Newcorp shall be responsible for all sales, use, value-added, and similar taxes applicable to such payments, excluding taxes based on LS’s net income.

7.6.	Acquisition Consideration. In addition to the fees payable under Section 7.1 and Section 7.2, no later than one (1) business day after the Effective Date, Newcorp shall make a one-time cash payment to LS equal to the greater of (i) 25% of the Equity Offering Proceeds received by TNFA from the Concurrent Equity Offering and (ii) $1,500,000 (“Acquisition Consideration).

7.7.	Contingent Consideration. Promptly upon the occurrence of any of the events set forth in the table below under “Milestone Event” (each, a “Milestone Event”), Newcorp shall deliver, or caused to be delivered, to LS the consideration set forth in the table below under “Milestone Payment” that is opposite the Milestone Event that has occurred (each such amount, a “Milestone Payment”). Each Milestone Payment that becomes payable hereunder shall be due within three (3) business days of the achievement or occurrence of the event that gives rise to such Milestone Payment.

Milestone Event	Milestone Payments
TNFA consummates any Equity Offering.	With respect to each Equity Offering, the applicable Milestone Payment shall be equal to the sum of: (i) 6.25% of the Equity Offering Proceeds received by TNFA from such Equity Offerings Proceeds to the extent that such Equity Offering Proceeds are, collectively with the Equity Offering Proceeds from any previous Equity Offerings, less than or equal to $8,000,000 (the “Additional Initial Equity Raise Hurdle”); plus (ii) 5% of the of the Equity Offering Proceeds received by TNFA from Equity Offerings to the extent that such Equity Offering Proceeds are, collectively with the Equity Offering Proceeds from all previous Equity Offerings (other than Equity Offerings in respect of which Milestone Payments have already been delivered to LS under clause (i)), greater than $8,000,000 and less than or equal to $50,000,000.

(i) TNFA consummates any Equity Offering and (ii) as a result of such Equity Offering, the aggregate proceeds received by TNFA from all Equity Offerings (including the Concurrent Equity Offering) equal or exceed $50,000,000.	A one-time Milestone Payment (the “One-Time Milestone Payment”) comprised of a number of shares of TNFA Common Stock (“Milestone Shares”) equal to the product of (i) 50% multiplied by (ii) a number of shares that, collectively with all TNFA Common Stock and Common Stock Equivalents previously issued to (x) the Acquisition Sellers in connection with the Acquisition and (y) LS pursuant to this Agreement (in each case, on an as-converted-to-common-stock basis, ignoring for such purposes any conversion limitations therein), would, on an as-converted-to-common-stock basis, represent 10% of all the issued and outstanding shares of TNFA on a Fully-Diluted Basis.

During the period commencing on the ninetieth (90th) day after the date hereof and at anytime thereafter (the “Market Cap Period”), the Market Capitalization is equal to or greater than $100,000,000 for a period of ten (10) consecutive Trading Days (the “Initial Market Cap Condition”).

If the Initial Market Cap Condition is satisfied at such time as the One-Time Milestone Payment has not been satisfied, $1,750,000 (the “Initial Market Cap Payment”), which shall be payable, at TNFA’s election, in cash, equity or partly in cash and partly in equity, provided that any portion of the Initial Market Cap Payment payable in equity shall be delivered in the form of freely tradeable shares of registered TNFA Common Stock or, if freely tradeable registered shares are not available at the time the Initial Market Cap Payment comes due, TNFA may deliver to LS shares of preferred stock, convertible into shares of TNFA Common Stock and accruing dividends at a rate of 7.0% per annum, and with such other terms as TNFA and LS, cooperating in good faith, mutually agree (the “Initial Market Cap Payment Shares”). Within fifteen (15) days after the issuance of Initial Market Cap Payment Shares (if any), TNFA shall file with the SEC an initial Registration Statement on Form S-3 (if such form is available for use by TNFA at such time) or, otherwise, on Form S-1, covering the Initial Market Cap Payment Shares, and TNFA shall use its reasonable best efforts to have such Registration Statement and any amendments thereto declared effective by the SEC at the earliest possible date.

However, if the One-Time Milestone Payment has been satisfied prior to the date on which the Initial Market Cap Condition is satisfied, then TNFA shall be relieved of its obligation to make the Initial Market Cap Payment, and LS shall have no right to receive the Initial Market Cap Payment hereunder.

During the Market Cap Period, the Market Capitalization is equal to or greater than $250,000,000 for a period of ten (10) consecutive Trading Days.	A number of shares of TNFA Common Stock (the “Additional Market Cap Payment”) that, at the time of issuance, would, on as-converted-to-common-stock basis, constitute 2% of TNFA’s issued and outstanding shares on a Fully-Diluted Basis (such obligation, for the avoidance of doubt, being non-exclusive with the Initial Market Cap Payment set forth immediately above). Shares delivered to LS in respect of the Additional Market Cap Payment, together with shares (if any) comprising the Initial Market Cap Payment, and the Market Cap Warrants (as defined below) are collectively referred as the “Market Cap Milestone Securities”.

During the Market Cap Period, the Market Capitalization is equal to or greater than $500,000,000 for a period of ten (10) consecutive Trading Days.

A newly-issued TNFA Common Stock purchase warrant of TNFA with an exercise price per share equal to the VWAP as of the date such Milestone Event is achieved (the “Market Cap Warrants”) exercisable for a number of shares of TNFA Common Stock that, if exercised at the time of such Milestone Event, on an as-converted-to-common-stock basis and ignoring any conversion limitations therein), would constitute 2% of all the issued and outstanding shares of TNFA Common Stock on a Fully-Diluted Basis as of such date. Notwithstanding the foregoing, such Market Cap Warrants shall only become exercisable if Newcorp completes or enters into a strategic transaction or strategic advisory arrangement or partnership with a digital asset company within six (6) months of the Closing Date and, if it does not, then the Market Cap Warrants shall expire worthless.

For the avoidance of doubt, the obligation to issue the Market Cap Warrants is non-exclusive with the Initial Market Cap Payment and Additional Market Cap Payment obligations set forth above.

Newcorp achieving Gross Revenue of $1,000,000.	An amount in cash equal to $500,000.

7.7.1.	Notwithstanding anything herein to the contrary, if the Agreement is, at any time after the date of the Effective Date, terminated for any reason (or no reason), or Newcorp’s or TNFA’s rights under the Agreement are otherwise materially and adversely modified, then Newcorp shall thereupon automatically and immediately be relieved from its obligation to make any additional Milestone Payments, and LS shall have no right to receive any further consideration hereunder.

7.7.2.	Notwithstanding anything to the contrary in Section 7.7, to the extent that LS determines, in its sole discretion, that LS (together with LS’s affiliates, and any person acting as a group together with LS or any of LS’s affiliates) would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act) in excess of 4.9% of the issued and outstanding TNFA Common Stock on the date in question, in lieu of purchasing receiving shares of TNFA Common Stock, LS may elect to receive a prefunded warrant or preferred stock (the form and substance of which shall be reasonably agreed to by LS and TNFA) which instrument shall maintain LS’s beneficial ownership below 4.9%.

7.7.3.	TNFA shall, as promptly as practicable, and in any event within 60 days following the Effective Date, call a stockholder meeting to seek approval pursuant to the rules of the principal Trading Market from TNFA’s stockholders of the issuance of (i) shares included in Milestone Payments and Market Cap Milestone Payments and (ii) shares underlying the Market Cap Warrants. Until such approval is obtained, TNFA shall not be obligated to issue shares of TNFA Common Stock to the extent that it would otherwise violate the rules of the Trading Market until such stockholder approval is obtained, provided, however, that upon obtaining such approval, Newcorp shall, within two (2) Trading Days, deliver to LS any shares that would otherwise have been issuable but for the failure to obtain such approval.

7.7.4.	LS is acquiring the Milestone Shares, Initial Market Cap Payment Shares, and the Market Cap Milestone Securities, if any (collectively, the “Share Consideration”), solely for LS’s own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. LS acknowledges that the securities included in the Share Consideration are not, upon issuance hereunder and will not, at the time such securities are initially issued be, registered under the Securities Act, or registered under any state securities laws, and that the securities included in the Share Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

7.7.5.	If any Share Consideration are not then registered for resale or eligible for resale under Rule 144 and TNFA shall determine to prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended of any of its securities (other than a registration statement related to an offering of securities for TNFA own account and other than a registration statement on Form S-4 or Form S-8), then TNFA shall use its commercially reasonable efforts to include in such registration statement all of such Share Consideration.

7.7.6.	Notwithstanding anything herein to the contrary, any and all fees or other payments made pursuant to Sections 7.6 and 7.7 shall be non-refundable and shall not be subject to any of the restrictions set forth in this Agreement, including, without limitation, as set forth in Section 5.3.1. For the avoidance of any doubt, the use by LS of any of the fees and other payments in Sections 7.6 and 7.7 shall not be limited to the Development Work and the Business, or otherwise, and LS shall be entitled to use such payments without limitations, at its sole and absolute discretion.

8.	CONFIDENTIALITY

8.1.	Each Party acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Parties.

8.2.	Each Party agrees: (a) to keep confidential the Confidential Information of the other Parties; (b) not to disclose such Confidential Information to any third party without the prior written consent of the disclosing Party; (c) to use such Confidential Information only for the purposes of performing its obligations or exercising its rights under this Agreement; and (d) to take all reasonable precautions to prevent unauthorized disclosure or use of such Confidential Information, including, without limitation, ensuring that each of its employees, officers, directors, and agents who has access to such Confidential Information is aware of and complies with the confidentiality obligations under this Agreement.

8.3.	The obligations set forth in Section 8.2 shall not apply to Confidential Information that: (a) is or becomes publicly known through no fault of the receiving Party; (b) was known to the receiving Party prior to disclosure by the disclosing Party, as evidenced by the receiving Party’s written records; (c) is rightfully received from a third party without a duty of confidentiality; (d) is independently developed by the receiving Party without reference to the disclosing Party’s Confidential Information, as evidenced by the receiving Party’s written records; or (e) is required to be disclosed by law or court order, provided that the receiving Party gives the disclosing Party prompt notice of such requirement and cooperates with the disclosing Party in seeking a protective order or other appropriate remedy.

8.4.	The obligations set forth in this Section 8 shall survive for ten (10) years following termination of this Agreement.

8.5.	Upon termination of this Agreement or upon the disclosing Party’s request, the receiving Party shall promptly return to the disclosing Party all Confidential Information of the disclosing Party in its possession, including all copies and extracts thereof.

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution of this Agreement and performance of its obligations under this Agreement do not and will not violate any other agreement to which it is a party; and (c) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms; (d) in carrying out and/or exercising the rights and obligations under this Agreement, each party including any Newcorp in its sublicensing or distribution activities, will comply with, and maintain customary measures and procedures to ensure compliance with applicable laws and regulations, including without limitation all applicable export control laws, sanctions, anti-corruption laws, and cryptocurrency regulations.

9.2.	LS Representations and Warranties. LS further represents and warrants to Newcorp that: (a) LS owns all right, title, and interest in and to the Technology and Machines; (b) LS has the right to grant the License to Newcorp as set forth in this Agreement; (c) the Technology and Machines do not infringe upon the intellectual property rights of any third party; and (d) LS has not granted any rights to any third party that would conflict with the rights granted to Newcorp under this Agreement.

9.3.	Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TECHNOLOGY, MACHINES, DELIVERABLES, OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

10.	TERM AND TERMINATION

10.1.	Term. This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 10.2 (the “Term”). For the avoidance of doubt and notwithstanding anything contained herein to the contrary, the Effective Date shall only occur and the Term will only commence, and the obligations of LS under this Agreement and of Newcorp to make any payment under Article 7 of this Agreement, shall commence upon the consummation of the transactions contemplated by the MIPA, including the Acquisition.

10.2.	Termination. This Agreement may be terminated as follows: (a) by mutual written agreement of the Parties; (b) by a Party, if the other Party materially breaches any provision of this Agreement and such breach remains uncured for more than thirty (30) days after written notice from the other Party, provided that “material breach” is limited to a material, uncured breach of Sections 2 (License Grant), 3.3 (Machine Pricing), 4 (Intellectual Property), 7.2 (Revenue Sharing), 7.3 (Revenue Reporting), 7.4 (Invoicing and Payment), 8 (Confidentiality), 9 (Representations and Warranties) and the Machine Supply Agreement; (c) by a Party, if the other Party becomes insolvent, makes an assignment for the benefit of creditors, or becomes subject to bankruptcy or similar proceedings; (d) by a Party, if the other Party assigns or attempts to assign this Agreement or any rights or obligations hereunder without such a Party’s prior written consent; (e) by Newcorp, if the Parties are unable to mutually agree on the Development Plan or if LS fails to successfully complete a Development Milestone as set forth in Section 5.3.1 above; or (f) for convenience for any reason by Newcorp upon written notice to the Parties, provided that if Newcorp terminates under this sub-section (f) it will waive any right to repayment under Section 10.5.

10.3.	Conversion to Non-Exclusive License. The License may be converted from exclusive to non-exclusive upon written notice from LS to Newcorp under the following circumstances: (a) Failure to satisfy the Minimum Purchase Commitment for Machines; or (b) Failure to pay any NRE Fee or Revenue Sharing within 30 days of its due date; provided, however, that in each case (a) and (b) prior to any such conversion LS must notify Newcorp of the relevant failure and Newcorp shall thereafter have an additional 30 days to place purchase orders for the deficient quantity to meet the Minimum Purchase Commitment or make payment of the NRE Fee or Revenue Sharing, as applicable, and, if such order is placed or payment is made, as applicable, no such conversion shall occur.

10.4.	Effect of Termination. Upon termination of this Agreement: (a) all rights granted to Newcorp under this Agreement shall cease; (b) Newcorp shall immediately cease all use of the Technology; (c) LS shall immediately cease performing Development Work; (d) any unpaid NRE Fees for Development Milestones that have been completed and verified shall become due and payable subject to Section 7.1; (e) all NRE Fees for completed Development Milestones and any other payment or consideration made shall remain non-refundable, and any refund obligations for uncompleted Milestones shall be governed by Section 5.3.1, except that Newcorp shall not be entitled to such a refund in the event of termination due to Newcorp’s material breach as set forth in Section 10.2(a) above; (f) Newcorp shall return to LS all Machines of LS in its possession, which it is no longer permitted to use or sell, in good working condition (reasonable wear and tear excepted) and LS will refund the purchase price paid by Newcorp to LS, less depreciation at one percent (1%) per month from the delivery date thereof; (g) each Party shall return to the other Party all Confidential Information of the other Party in its possession; and (h) the provisions of Sections 4.1, 4.8, 8, 9.3, 10.4, 10.5, 11 and 12 shall survive termination.

10.5.	Post-Termination Repayment by LS to Newcorp. This Section shall apply only if, (a) upon termination of this Agreement by Newcorp due to LS’ uncured material breach as described in Sections 10.2(a) above, or due to LS’ failure to successfully complete a Milestone Development as described in 10.2(e) and 5.3.1 above; and (b) within four (4) years following said termination of this Agreement, LS or its Affiliates either (i) commercialize or operate a Business or (ii) enter into a commercial agreement with a third party to develop, commercialize, or operate a Business (collectively, a “Business Relaunch”), then notwithstanding any other rights Newcorp might have under this Agreement:

Upon occurrence of a Business Relaunch, LS shall repay to Newcorp the NRE Fees through revenue sharing at the rate of five percent (5%) of LS’s gross annual revenue derived from cryptocurrency mining operations from the Business Relaunch, up to an amount totaling the actual NRE Fees paid by Newcorp to LS under this Agreement, less any amounts previously refunded. Payments shall be made annually within sixty (60) days after the end of each calendar year, accompanied by a statement of cryptocurrency mining revenues for such year. This Section 10.5 constitutes LS’s sole obligation regarding post-termination use of the Technology.

11.	LIMITATION OF LIABILITY; INDEMNIFICATION

11.1.	EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS OR VIOLATIONS OF INTELLECTUAL PROPERTY RIGHTS AND THE INDEMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, LOSS OF USE, OR LOSS OF DATA, WHETHER IN AN ACTION IN CONTRACT, TORT, OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2.	EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS OR VIOLATIONS OF INTELLECTUAL PROPERTY RIGHTS AND THE INDEMNIFICATION OBLIGATIONS HEREIN, EACH PARTY’S TOTAL LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS PAID AND PAYABLE BY NEWCORP TO LS UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO LIABILITY.

11.3.	Indemnification by LS. LS shall defend, indemnify, and hold harmless Newcorp and its officers, directors, employees, agents, successors, and assigns from and against any and all losses, damages, liabilities, deficiencies, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, that arise out of or result from any claims, suits, proceedings or causes of action brought by a third party to the extent alleging, arising from or based on: (a) any gross negligence or willful misconduct by LS or any Collaborator in connection with the performance of the Development Work; or (b) any claim that the Technology, Machines, or Development Work performance infringe upon the intellectual property rights of any third party; provided, however, that LS shall have no obligations under this Section 11.3(b) with respect to claims strictly to the extent arising out of: (i) modifications to the Technology made by or on behalf of Newcorp without LS’s authorization; (ii) combination of the Technology with products or processes not provided by LS; or (iii) Newcorp’s use of the Technology in a manner outside the scope of the License or in violation of this Agreement.

11.4.	Indemnification by Newcorp. Newcorp shall defend, indemnify, and hold harmless LS and its officers, directors, employees, agents, successors, and assigns from and against any and all losses, damages, liabilities, deficiencies, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, that arise out of or result from any claims, suits, proceedings or causes of action brought by a third party to the extent alleging, arising from or based on: (a) any gross negligence or willful misconduct by Newcorp in connection with its use of the Technology, Machines, or operation of the Business; (b) any bodily injury, death, or damage to real or tangible personal property caused by Newcorp; or (c) any claim that Newcorp’s use of the Technology or Machines outside the scope of the License or in violation of this Agreement infringes upon the intellectual property rights of any third party.

11.5.	Indemnification Procedures. (a) the indemnified party shall promptly notify the indemnifying party in writing of any claim for which it seeks indemnification, provided that the failure to give such notice shall not relieve the indemnifying party of its obligations except to the extent that the indemnifying party is actually and materially prejudiced thereby; (b) the indemnifying party shall have the right to control the defense and settlement of any claim, provided that it may not settle any claim in a manner that admits fault or imposes obligations on the indemnified party without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed; (c) the indemnified party shall reasonably cooperate with the indemnifying party in the defense and settlement of any claim, at the indemnifying party’s expense.

12.	GERNERAL PROVISIONS

12.1.	Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

12.2.	Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally, sent by certified mail, return receipt requested, or by overnight courier to the addresses set forth below:

If to LS: Yigal Alon 94B Attention: CEO (Ruti Ben Shlomi), cc to COO (Amir Oz) Email: ruti@lightsolver.com; amir@lightsolver.com

If to Newcorp: 1185 Avenue of the Americas. Suite 249 New York, NY 10036 Attention: Joshua Silverman Email: jsilverman@parkfieldfund.com; with a copy to (which shall not constitute notice): 30 Rockefeller Plaza 26th Floor, New York, NY 10112 Attention: Rick A. Werner; Jeff Wolfson Email: rick.werner@haynesboone.com; jeff.wolfson@haynesboone.com

12.3.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provisions. Any legal suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the City of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.4.	Entire Agreement. This Agreement, and all exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

12.5.	Amendment. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

12.6.	Assignment. Neither Party may assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement without the prior written consent of the other Party, except that each Party may, without the consent of the other Party, assign or transfer this Agreement in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets. Any purported assignment, delegation, or transfer in violation of this Section 12.6 is void.

12.7.	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.8.	Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

12.9.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.10.	Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities, terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; or (h) strikes, labor stoppages or slowdowns, or other industrial disturbances. The affected Party shall give notice within five (5) days of the force majeure event to the other Party, stating the period of time the occurrence is expected to continue. The affected Party shall use diligent efforts to end the failure or delay and ensure the effects of such force majeure event are minimized. The affected Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause.

12.11.	Relationship with Other Agreements. This Agreement shall be read and interpreted in conjunction with the Machine Supply Agreement. In the event of any conflict or inconsistency between this Agreement and any of the foregoing agreements with respect to the subject matter of such other agreement, the terms of such other agreement shall prevail. For clarity, the Machine Supply Agreement (when executed) shall govern all detailed matters related to the supply of Machines.

12.12.	Guarantee. TNFA hereby unconditionally and irrevocably guarantees to LS the full and payment and performance of all obligations of Newcorp under the Agreement (the “Guaranteed Obligations”). This guarantee is a continuing obligation and shall remain in full force until all Guaranteed Obligations have been performed or paid in full. Notwithstanding anything to the contrary in the Agreement, Newcorp may, at any time upon written notice to LS, assign, transfer, or otherwise convey all of its rights, interests, and obligations under this Agreement to TNFA, without the need for any further consent from LS. Upon the effectiveness of such assignment or transfer, (i) TNFA shall be deemed substituted for Newcorp as a party to the Agreement for all purposes, (ii) TNFA shall have all of the rights and obligations of Newcorp under this Agreement as if originally named herein, and (iii) Newcorp shall be released from all obligations and liabilities under this Agreement arising from and after the effective date of such assignment or transfer, but shall remain liable for all obligations and liabilities accruing prior to such date.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LightSolver Ltd.	Newcorp

By:	By:
Name:	Name:
Title:	Title:

Solely with respect to Sections 7.3, 7.7 and 12.12

TNF Pharmaceuticals, Inc.

By:
Name:
Title:

EXHIBITS

The following exhibits are attached hereto and incorporated herein by reference:

Exhibit A: Development Plan

Exhibit B: Revenue Sharing Calculation

Exhibit C: Form of Milestone Completion Certificate

Exhibit D: Machine Pricing and Purchase Requirements

EXHIBIT A

DEVELOPMENT PLAN

[TO BE ADDED AUTOMATICALLY UPON MUTUAL AGREEMENT OF PARTIES]

EXHIBIT B

REVENUE SHARING CALCULATION

Newcorp shall pay LS Revenue Sharing calculated according to the following:

A.	Revenue Sharing Rate. The Revenue Sharing rate shall be five percent (5%) of the Gross Revenue.

EXHIBIT C

FORM OF MILESTONE COMPLETION CERTIFICATE

MILESTONE COMPLETION CERTIFICATE

This Milestone Completion Certificate is issued pursuant to the Technology License Agreement dated September 2, 2025 (the “Agreement”) between LightSolver Ltd. (“LS”) and LPU Holding LLC (“Newcorp”).

Development Phase: [●]

Development Milestone: [●]

Milestone Completion Date: [●]

Description of Milestone: [Description of the Development Milestone]

Milestone Completion Criteria: [List of the Milestone Completion Criteria]

Verification of Completion: [Description of how completion was verified, including test results, documentation, and other evidence]

Verification Results: [Summary of verification results, including performance metrics and comparison to targets]

Conclusion: Based on the verification results above, LS and Newcorp hereby certify that the above-referenced Development Milestone has been successfully completed in accordance with the Milestone Completion Criteria set forth in the Development Plan.

LIGHTSOLVER LTD.

By: _______________________ Name: Title: Date: _____________________

LPU HOLDINGS LLC

By: _______________________ Name: Title: Date: _____________________

EXHIBIT D

MACHINE PRICING AND PURCHASE REQUIREMENTS

A.	Machine Pricing Structure.

1.	Base Pricing Formula: The price per Machine unit shall be calculated as:

Cost + 15%.

2.	Pricing Determination: The specific Machine pricing margin within the above range shall be determined by mutual agreement of the Parties in good faith and set forth in the Machine Supply Agreement, taking into consideration relevant commercial factors including: volume commitments, market conditions, competitive pricing, etc.

B.	Minimum Purchase Commitment. [To be determined and set forth in the Machine Supply Agreement].

EXHIBIT E

INITIAL SUPPLY TERMS

[Note: To be negotiated within 60 days of execution]